Exhibit 99.1

NEWS RELEASE

CONVERGYS CORPORATION REVENUES UP 7 PERCENT —

EARNINGS OF $0.20 — ON STRONG PERFORMANCE BY

CUSTOMER MANAGEMENT GROUP

IN THE SECOND QUARTER:

•	The Customer Management Group experienced broad-based growth.

•	Convergys received a significant, tentative award from the State of Texas.

•	Convergys entered the $9 billion receivables management market.

•	Convergys continued to see strong acceptance of its Infinys technology with four new market wins.

(Cincinnati; July 21, 2004)—Convergys Corporation (NYSE: CVG), a global leader in integrated billing, employee care, and customer care services, announced today its financial results for the second quarter of 2004.

Total revenues increased 7 percent to $601.7 million compared to $563.2 million reported in the second quarter of 2003. Net income was $28.7 million or $0.20 per diluted share compared with $42.8 million or $0.29 in the second quarter of 2003. Convergys’ results reflect significant improvement in overall revenue growth as a result of a 13 percent increase in Customer Management Group revenue, which was partially offset by a 5 percent decline in Information Management Group revenue. Convergys’ revenue and earnings per share were consistent with the First Call mean estimates.

“During the second quarter, we continued to see substantial, broad-based growth from our Customer Management Group, and within the Information Management Group, our Infinys [tm] technology continues to gain acceptance in the marketplace,” said Jim Orr, Chairman, President, and CEO of Convergys. “We expect to see an improvement in our profitability beginning in the second half based on strong execution of our strategy for growth, new business wins, and the investments we are making to take advantage of market opportunities.”

Highlights Since Last Quarterly Report

•	Convergys entered the highly fragmented, $9 billion accounts receivable management market and expanded its business process outsourcing capabilities with the acquisition of Encore Receivables Management, Inc. of Olathe, Kansas. Encore’s clients include 9 of the top 10 bankcard issuers in the United States.

•	Convergys announced it has received a tentative award from the Texas Health and Human Services Commission to provide human resources and payroll services to 46,000 state agency employees. Texas is the second state, after Florida, to move forward with such an initiative. With this decision by Texas, Convergys has established itself as the human resources business process outsourcing leader in the public sector.

•	Convergys signed a multi-year contract extension for outsourced billing and professional services with Centennial Communications Corp. (NASDAQ: CYCL), a leading regional wireless and broadband telecommunications service provider.

•	Convergys extended its outsourcing agreement with Cincinnati Bell Inc. (NYSE: CBB), a Cincinnati-based local exchange and wireless services provider, that will also deploy Convergys’ Infinys software.

•	Convergys announced a contract with Romania Telecom (ROMTELECOM) to use the Infinys application to develop attractive bundles of voice and data services.

•	Convergys acquired Austin-based WhisperWire, Inc, a provider of telecommunications industry sales effectiveness software. The company’s PowerSeller software complements Convergys’ Infinys business support system for converged voice, data, and video services and enables Convergys to offer communications providers a complete solution to drive their sales process more effectively from the original lead to cash generation.

Operating Performance by Segment

Customer Management Group (CMG)

Convergys CMG’s revenues were $417.8 million, a 13 percent increase from the second quarter of 2003. This growth reflects outsourcing services provided to IBM in connection with its contract with Sprint as well as increased revenues from the United States Postal Service. Also contributing to the increase were the acquisitions of Encore and DigitalThink. This was partially offset by the impact of pricing changes, as well as lower spending by other clients.

Convergys CMG’s second quarter operating income and operating margin were $29.7 million and 7.1 percent, respectively, compared with $43.8 million and 11.9 percent in the prior year. These changes reflect increased investment in employee care operations, increased startup costs associated with new clients, pricing changes, and higher operating expenses resulting from the negative impact of a weakened U.S. versus Canadian dollar.

Information Management Group (IMG)

Convergys IMG’s external revenues decreased 5 percent to $183.9 million in the second quarter of 2004 from $194.6 million in the same period last year. Data processing revenues of $94.6 million decreased 15 percent from the prior year. This decrease reflects lower average rates from wireless clients. Additionally, the decrease reflects the discontinuance of bill finishing services provided to a wireless client, that had minimal impact on operating margin. This was partially offset by revenue from the acquisition of certain billing assets from ALLTEL in the fourth quarter 2003 and the ramp of a new wireless client.

Professional and consulting revenues of $24.2 million decreased 9 percent from the prior year. This decrease resulted from lower spending by various wireless clients, partially offset by revenues resulting from the acquisition of the ALLTEL billing assets. License and other revenues increased 40 percent from the prior year to $21.5 million. This increase reflects a new license arrangement with a large North American wireless provider and expanded relationships with several Convergys North American cable and wireless clients. International revenues increased 7 percent to $43.6 million due to revenues generated from new or expanded license arrangements with several clients as well as the favorable impact of foreign exchange rate fluctuations. This was partially offset by lower revenues resulting from the previously announced decision by a large European client to suspend a system implementation.

Convergys IMG’s second quarter operating income and operating margin were $20.9 million and 11.4 percent, respectively, compared with $29.1 million and 15.0 percent in the prior year. This reflects the impact of lower revenues, partially offset by lower IMG operating expenses realized through restructuring and other cost reduction initiatives.

Non Operating Items

•	Convergys’ investments in the cellular partnerships contributed pre-tax equity earnings of $1.7 million. This compares to a pre-tax loss of $1.3 million from the prior year.

•	Interest expense was $2.0 million versus $1.7 million in the prior year, resulting from a higher debt balance and slightly higher interest rates.

•	Average diluted shares outstanding decreased by 2.2 million shares to 146.3 million as a result of share repurchases in 2003 as well as the 0.4 million shares repurchased during the second quarter of 2004 for $6.3 million.

•	The Company’s cash flows from operations for the three months ended June 30, 2004, were $42.6 million compared with $44.3 million in the prior year. During the quarter, Convergys had negative free cash flow of $7.9 million versus positive free cash flow of $18.1 million in the prior year. The change in free cash flow was due primarily to increased capital expenditures and changes in accounts receivable.

•	The Company used approximately $36 million in cash to fund capital expenditures, including CMG’s offshore expansion, versus $26 million in the prior year.

•	Days sales outstanding (DSO) were 79 days at June 30, 2004. Approximately 6 days consists of amounts due from the State of Florida. Convergys continues to provide contracted services to the state. All systems that are part of Convergys’ service arrangements with Florida are operational. Convergys expects the state to pay these receivables shortly.

Business Outlook

The following forward looking-statements reflect Convergys’ expectations as of July 21, 2004. Given the various risk factors discussed below, actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

2004 Financial Guidance

For the full year 2004, Convergys CMG’s revenue is expected to increase by 13 percent to 16 percent from the 2003 level.

For the full year 2004, Convergys IMG’s revenue is expected to decline by 3 percent to 6 percent from the 2003 level.

For the full year 2004, EPS is expected to be in the range of $0.87 to $0.92.

For the third quarter of 2004, Convergys CMG’s revenue is expected to increase by 7 percent to 9 percent from the second quarter level, and to be up 17 percent to 19 percent from the 2003 level. Operating margin is expected to be up from the second quarter level.

For the third quarter of 2004, Convergys IMG’s revenue and operating margin are expected to be roughly in line with first and second quarter levels.

For the third quarter of 2004, EPS is expected to be in the range of $0.20 to $0.22.

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG), a member of the S&P 500 and a Fortune Most Admired Company, is a global leader in integrated billing, employee care, and customer care services provided through outsourcing or licensing. We serve top companies in telecommunications, Internet, cable and broadband services, technology, financial services, and other industries in nearly 60 countries. We also provide integrated, outsourced, human resource services to leading companies across a broad range of industries.

We bring together world-class resources, software, and expertise to help create valuable relationships between our clients and their customers and their employees. This commitment is validated by the more than 1.5 million individual bills our software produces each day to support more than 100 million subscribers, and by the more than 1.7 million separate customer and employee contacts we manage each day, both live and via electronic interaction.

Convergys[r] employs more than 55,000 people in 57 customer contact centers and in our data centers and other offices in the United States, Canada, Latin America, Europe, the Middle East, and Asia. Convergys is on the net at www.convergys.com and has world headquarters in Cincinnati.

(Infinys is a trademark and Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

NON-GAAP MEASURES:

This news release contains non-GAAP financial measures, including pro forma operating income, pro forma net income, pro forma diluted earnings per share and free cash flow, which are not prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the attached financial tables. For the periods reported, pro forma results exclude the effects of the first quarter 2003 equity loss of $9.9 million resulting from a legal settlement by the cellular partnership.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Convergys’ management uses this information when evaluating current results of operations and cash flow, and we believe that this information provides the users of the financial statements with an additional and useful comparison of Convergys’ current results of operations and cash flows with past and future periods.

CONFERENCE CALL NOTE:

Convergys will host a one-hour conference call on Wednesday, July 21, at 10:00 AM, EDT, to discuss the company’s first quarter results. It will feature Jim Orr, Chairman, President, and CEO, and Earl Shanks, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com

“SAFE HARBOR” NOTE:

Information included in this news release may contain forward-looking statements that involve potential risks for Convergys Corporation. The future results of Convergys could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, potential terrorist activities and the United States’ response thereto, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2003, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements.

Investor Contact:

Taylor Greenwald, Director of Investor Relations, +1 513 723 3961 or +1 888 284 9900 or investor@convergys.com

Media Contact:

John Pratt, Convergys Corporate PR

+1 513 723 3333 or +1 888 284 9900 or john.pratt@convergys.com

International FreeFone, access AT&T, then 1 888 284 9900

##

CONVERGYS CORPORATION

Revenues, Net Income and Earnings Per Common Share

In Millions Except Per Share Amounts

(Unaudited)

	Second Quarter
	2004	2003	Change
			Amount	%
Revenues:
– Customer Mgmt. Group	$417.8	$368.6	$49.2	13
– Information Mgmt. Grp.	183.9	195.7	(11.8)	(6)
– Eliminations	—	(1.1)	1.1	—

––Total	$601.7	$563.2	$38.5	7

Operating Income (Loss):
– Customer Mgmt. Group	$29.7	$43.8	$(14.1)	(32)
– Information Mgmt. Grp.	20.9	29.1	(8.2)	(28)
– Corporate & Other	(4.4)	(1.9)	(2.5)	—

––Total	$46.2	$71.0	$(24.8)	(35)

Net Income	$28.7	$42.8	$(14.1)	(33)

Earnings Per Common Share
– Basic	$0.20	$0.29	($0.09)	(31)
– Diluted	$0.20	$0.29	($0.09)	(31)

Weighted Average Common Shares Outstanding
– Basic	142.1	145.3	(3.2)	(2)
– Diluted	146.3	148.5	(2.2)	(1)

	Six Months
	2004	2003	Change
			Amount	%
Revenues:
– Customer Mgmt. Group	$808.7	$732.3	$76.4	10
– Information Mgmt. Grp.	366.9	393.5	(26.6)	(7)
– Eliminations	—	(2.2)	2.2	—

––Total	$1,175.6	$1,123.6	$52.0	5

Operating Income (Loss):
– Customer Mgmt. Group	$61.2	$86.8	$(25.6)	(29)
– Information Mgmt. Grp.	45.4	57.3	(11.9)	(21)
– Corporate & Other	(5.5)	(4.6)	(0.9)	20

––Total	$101.1	$139.5	$(38.4)	(28)

Net Income	$61.2	$77.7	$(16.5)	(21)

Earnings Per Common Share
– Basic	$0.43	$0.52	($0.09)	(17)
– Diluted	$0.42	$0.51	($0.09)	(18)

Weighted Average Common Shares Outstanding
– Basic	142.1	149.6	(7.5)	(5)
– Diluted	145.8	152.4	(6.6)	(4)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended June 30, 2004.

Convergys Corporation

Consolidated Statements of Income

In Millions Except Per Share Amounts

(Unaudited)

	For the Three Mo.s Ended June 30,			For the Six Mo.s Ended June 30,
	2004	2003	% Chg.	2004	2003	% Chg.
Revenues:
Customer Management Grp.
Communications	$241.8	$227.6	6	$474.9	$460.2	3
Technology	41.0	41.9	(2)	80.2	89.7	(11)
Financial Services	44.9	33.0	36	81.2	62.6	30
Other	90.1	66.1	36	172.4	119.8	44

Total CMG Revenues	417.8	368.6	13	808.7	732.3	10

Information Mgmt. Grp.
Data Processing	94.6	111.7	(15)	193.5	230.6	(16)
Prof. & Consulting	24.2	26.6	(9)	52.9	53.4	(1)
License & Other	21.5	15.4	40	39.1	29.0	35
International	43.6	40.9	7	81.4	78.3	4

External Revenues	183.9	194.6	(5)	366.9	391.3	(6)
Interco. Svcs. for CMG	—	1.1	—	—	2.2	—

Total IMG Revenues	183.9	195.7	(6)	366.9	393.5	(7)

Eliminations & Other	—	(1.1)	—	—	(2.2)	—

Total Revenues	601.7	563.2	7	1,175.6	1,123.6	5

Costs & Expenses:
Cost of Providing Services & Products	377.3	322.6	17	728.7	646.2	13
Selling, General & Admin.	125.2	115.0	9	242.2	228.4	6
Research & Development	19.1	23.5	(19)	37.6	46.7	(19)
Depreciation	28.5	27.2	5	56.0	55.2	1
Amortization	5.4	3.9	38	10.0	7.6	32

Total Costs & Expenses	555.5	492.2	13	1,074.5	984.1	9

Operating Income	46.2	71.0	(35)	101.1	139.5	(28)

Equity in Earnings (Losses) of Cellular Partnerships	1.7	(1.3)	—	1.6	(11.2)	—
Other Expense, Net	(0.5)	(0.3)	67	(2.2)	(2.0)	10
Interest Expense	(2.0)	(1.7)	18	(3.7)	(3.2)	16

Income Before Tax	45.4	67.7	(33)	96.8	123.1	(21)
Income Taxes	16.7	24.9	(33)	35.6	45.4	(22)

Net Income	$28.7	$42.8	(33)	$61.2	$77.7	(21)

Earnings Per Common Share
Basic	$0.20	$0.29	(31)	$0.43	$0.52	(17)
Diluted	$0.20	$0.29	(31)	$0.42	$0.51	(18)

Weighted Average Common Shares Outstanding
Basic	142.1	145.3		142.1	149.6
Diluted	146.3	148.5		145.8	152.4

Other Data
Operating Margin	7.7%	12.6%		8.6%	12.4%

Market Price Per Share
High	$17.32	$18.38		$19.96	$18.38
Low	$14.01	$12.75		$14.01	$11.30
Close	$15.40	$16.00		$15.40	$16.00

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended June 30, 2004.

Convergys Corporation

Consolidated Balance Sheets

In Millions

(Unaudited)

	Jun. 30, 2004	Dec. 31, 2003
Assets

Cash and Cash Equivalents	$56.2	$37.2
Receivables—Net	333.6	298.1
Other Current Assets	56.8	84.2
Property & Equipment—Net	393.1	363.8
Other Assets	1,169.9	1,026.9

Total Assets	$2,009.6	$1,810.2

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$256.1	$76.0
Other Current Liabilities	470.6	466.7
Other Liabilities	36.2	65.2
Long-Term Debt	56.1	58.8
Common Shareholders’ Equity	1,190.6	1,143.5

Total Liabilities & Shareholders’ Equity	$2,009.6	$1,810.2

Convergys Corporation

Summarized Statement of Cash Flows

In Millions

(Unaudited)

	For the Three Mo.s Ended June 30,				For the Six Mo.s Ended June 30,
	2004		2003		2004		2003
Cash provided by operating activities	$42.6		$44.3		$101.0		$155.9
Cash used in investing activities	(238.6	)(a)	(30.3	)(a)	(271.6	)(b)	(65.2	)(b)
Cash provided by (used in) financing activities	195.8		(8.2)		173.5		(68.8)

Net increase (decrease)in cash	$(0.2)		$5.8		$2.9		$21.9

(a)	Includes $35.5 and $26.2 of capital expenditures for the three months ended June 30, 2004 and 2003, respectively.

(b)	Includes $71.8 and $47.0 of capital expenditures for the six months ended June 30, 2004 and 2003, respectively.

Convergys Corporation

Customer Management Group

Operating Segment Data

In Millions

(Unaudited)

	For the Three Mo.s Ended June 30,			For the Six Mo.s Ended June 30,
	2004	2003	% Chg.	2004	2003	% Chg.
Revenues:
Communications	$241.8	$227.6	6	$474.9	$460.2	3
Technology	41.0	41.9	(2)	80.2	89.7	(11)
Financial Services	44.9	33.0	36	81.2	62.6	30
Other	90.1	66.1	36	172.4	119.8	44

Total CMG Revenues	417.8	368.6	13	808.7	732.3	10

Costs & Expenses:
Cost of Providing Services & Products	276.4	230.6	20	532.5	456.3	17
Selling, General & Admin.	88.8	72.6	22	170.4	145.7	17
Research & Development	2.1	1.5	40	4.2	2.8	50
Depreciation	18.0	17.9	1	35.4	36.3	(2)
Amortization	2.8	2.2	27	5.0	4.4	14

Total Costs & Expenses	388.1	324.8	19	747.5	645.5	16

Operating Income	$29.7	$43.8	(32)	$61.2	$86.8	(29)

The operating segment data for the Customer Management Group (CMG) shown above reflects the detailed revenue and expense data for CMG, as reported under U.S. GAAP, that will be presented in the Convergys 10-Q for the quarterly period ended June 30, 2004.

Convergys Corporation

Information Management Group

Operating Segment Data

In Millions

(Unaudited)

	For the Three Mo.s Ended June 30,			For the Six Mo.s Ended June 30,
	2004	2003	% Chg.	2004	2003	% Chg.
Revenues:
Data Processing	$94.6	$111.7	(15)	$193.5	$230.6	(16)
Prof. & Consulting	24.2	26.6	(9)	52.9	53.4	(1)
License & Other	21.5	15.4	40	39.1	29.0	35
International	43.6	40.9	7	81.4	78.3	4
External Revenues	183.9	194.6	(5)	366.9	391.3	(6)
Interco. Svcs. for CMG	—	1.1	—	—	2.2	—

Total IMG Revenues	183.9	195.7	(6)	366.9	393.5	(7)

Costs & Expenses:
Cost of Providing Services & Products	101.3	94.2	8	196.7	193.2	2
Selling, General & Admin.	34.5	41.0	(16)	71.1	80.4	(12)
Research & Development	16.5	22.0	(25)	32.9	43.9	(25)
Depreciation	8.1	7.7	5	15.8	15.5	2
Amortization	2.6	1.7	53	5.0	3.2	56

Total Costs & Expenses	163.0	166.6	(2)	321.5	336.2	(4)

Operating Income	$20.9	$29.1	(28)	$45.4	$57.3	(21)

The operating segment data for the Information Management Group (IMG) shown above reflects the detailed revenue and expense data for IMG, as reported under U.S. GAAP, that will be presented in the Convergys 10-Q for the quarterly period ended June 30, 2004.

Convergys Corporation

Reconciliation of Pro Forma Operating Results

(In Millions Except Per Share Amounts)

	Income (Loss) Before Tax	Income Tax (Expense)/ Benefit	Net Income (Loss)	Diluted EPS
Second Quarter 2004:
Results as reported under U.S. GAAP	$45.4	$(16.7)	$28.7	$0.20
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$45.4	$(16.7)	$28.7	$0.20

Year to Date 2004:
Results as reported under U.S. GAAP	$96.8	$(35.6)	$61.2	$0.42
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$96.8	$(35.6)	$61.2	$0.42

Second Quarter 2003:
Results as reported under U.S. GAAP	$67.7	$(24.9)	$42.8	$0.29
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$67.7	$(24.9)	$42.8	$0.29

Year to Date 2003:
Results as reported under U.S. GAAP	$123.1	$(45.4)	$77.7	$0.51
Less: Special items (a)	(9.9)	3.5	(6.4)	(0.04)

Results excluding special items (a non-GAAP measure)	$133.0	$(48.9)	$84.1	$0.55

The schedule above provides a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the pro forma results of operations (non-U.S. GAAP), which excludes special items.

(a)	Reflects the $9.9 equity loss generated from the Company’s investment in Cincinnati SMSA LLP, that resulted from the partnership’s settlement of its lawsuit with West Side Cellular Communications, Inc. during the first quarter of 2003.

Convergys Corporation

Reconciliation of Cash Provided by Operating

Activities to Free Cash Flow

(In Millions)

	For the Three Mos. Ended June 30,		For the Six Mos. Ended June 30,
	2004	2003	2004	2003
Cash provided by operating activities	$42.6	$44.3	$101.0	$155.9

Accounts receivable securitization	(15.0)	—	(15.0)	—

Capital expenditures	(35.5)	(26.2)	(71.8)	(47.0)

Free cash flows	$(7.9)	$18.1	$14.2	$108.9

The schedule above provides a reconciliation of the Company’s cash flow from operations as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to free cash flow, which is a non-GAAP measure. Free cash flow is defined as cash flow from operations less the change in the balance of the accounts receivable securitization and capital expenditures.

Free cash flows are presented as an alternative measure of the Company’s ability to generate cash flows.